Exhibit 99.1

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies Crosses Century Mark
with New Commercial Customers

IRVINE, Calif., October 17, 2012 --Location Based Technologies, Inc. (OTCBB:LBAS – News) a leading service provider of commercial A-GPS based location and tracking solutions, for powered and unpowered mobile assets, today announced that it has acquired more than 100 new business customers since the launch of its Business Solutions platform in July of this year.  Business customers pay a higher monthly service fee and have access to enhanced user-interface features.  Sales to business customers have increased 36% in the past 30 days as sales continue to ramp steadily.

One hundred and twelve companies are now receiving the benefits of LBT’s new low cost GPS system primarily because it is affordable for all sizes of businesses and delivers flexible business solutions that drive operational efficiencies and measurable monetary savings.  New Web and App based functionality, coupled with management, monitoring and reporting capability, provides a sophisticated yet supremely easy-to-use customer interface that minimizes training costs and time while maximizing asset management capabilities. This Business Solutions segment is increasingly providing a solid source of revenues for LBT.

 “Our commercial sales pipeline continues to grow and in just a few months we have surpassed an early milestone of serving more than 100 businesses,” said Dave Morse, CEO of Location Based Technologies. “Any business looking for cost savings, enhanced safety and expanded management capability for their mobile assets should ‘test drive’ our new Business Solutions system - whether you have 5 or 5,000 mobile assets. As large and small businesses have found, our asset tracking solution delivers the best value and is the ‘easiest to use’ interface on the market.  It is simply not good enough to only know where your valued assets are located at the beginning and the end of each day,” Morse adds.

LBT’s A-GPS Vehicle and Asset Tracking System have a best-in-class end user interface, accessed via web browser, mobile web browser, or smartphone app for highly mobile field managers who are constantly on the go. Its GPS Mapping Application pinpoints the location of the asset along with vital decision making information transmitted wirelessly to the Business Solutions platform in near real time. Users can optimize, customize and enhance the use of any mobile asset on a global basis.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.locationbasedtech.com, for more information on asset tracking solutions and www.pocketfinder.com for personal and pet locator devices from PocketFinder.

Location Based Technologies, Inc. and PocketFinder are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.